Exhibit 99.(h)(2)

Value Line Asset Allocation Fund, Inc.
Value Line Emerging Opportunities Fund, Inc.
The Value Line Fund, Inc.
Value Line Larger Companies Fund, Inc.
Value Line Premier Growth Fund, Inc.
Value Line Income and Growth Fund, Inc.

SUB-TRANSFER AGENCY AND SERVICING PLAN
(this “Plan”)

Introduction:  This Plan, adopted with effect from July 5, 2012 by the Board of Directors (the “Board”) of each of the above-named Funds (each, a “Fund”), authorizes the Funds to engage and pay “financial intermediaries” (within the meaning of Rule 22c-3 under the Investment Company Act of 1940, as amended (the “Act”)), for providing sub-transfer agency and related services to the underlying beneficial owners of Fund shares purchased by or for various omnibus accounts maintained by the Financial Intermediaries with the Fund (each, a “Beneficial Owner”).  This Plan is not adopted pursuant to Rule 12b-1 under the Act, and the fee under this Plan may be, in whole or in part, for transfer agency services and/or a “service fee,” as defined in FINRA Conduct Rule 2830.

In adopting the Plan, the Board requested and evaluated such information as it deemed necessary to an informed determination, and considered such pertinent factors as it deemed necessary to form the basis for a decision to use Fund assets for such purposes.  In voting to approve the implementation of this Plan, the Board concluded, in the exercise of its reasonable business judgment and in light of applicable fiduciary duties, that there is a reasonable likelihood that this Plan will benefit the Fund and its shareholders.

The Plan:  The material aspects of this Plan are as follows:

1.           Fees.  Each Fund is permitted to pay to one or more Financial Intermediaries a maximum fee equal to the lower of (i) the aggregate amount of additional transfer agency fees and expenses that the Fund would otherwise pay to its dividend disbursing and transfer agent if each subaccount for a Beneficial Owner in the omnibus account maintained by the Financial Intermediary with the Fund were a direct account with the Fund and (ii) the amount by which the fees charged by the Financial Intermediary for including the Fund on its platform and providing shareholder, sub-transfer agency and related services exceed the amount paid under the Fund’s Service and Distribution Plan adopted pursuant to Rule 12b-1 under the Act (the “12b-1 Plan”) with respect to Fund assets attributable to shares held by the Financial Intermediary in the omnibus account (the “Fee”), in respect of the provision of sub-transfer and related services to Beneficial Owners in omnibus accounts maintained by such Financial Intermediary with the Fund; provided, however, that the total Fee payable by the Fund to all Financial Intermediaries in the aggregate is subject to a maximum cap of 0.05% of the Fund’s average daily net assets.  The Board has delegated to EULAV Securities LLC, the distributor of the Funds (the “Distributor”), and the Distributor has accepted certain responsibilities with respect to the Financial Intermediaries, including the obligation, if not paid directly by the Fund, to pay Financial Intermediaries such compensation as their respective agreements relating to the provision of sub-transfer agency and related services to Beneficial Owners require.  The Board retains the authority to determine the maximum Fee that the Distributor may agree to pay to the Financial Intermediaries pursuant to this Plan (the “Maximum Fee”), exclusive of amounts that may be paid to the Financial Intermediaries by the Distributor and its affiliates for similar services from their own resources (“Additional Fees”) and/or pursuant to the Fund’s 12b-1 Plan.

2.           Services.  Payments of the Fee shall be used to compensate Financial Intermediaries for serving as agents of the Fund for the limited purpose of providing services including, but not limited to: (a) establishing and maintaining accounts and records with respect to Beneficial Owners of Fund shares in omnibus accounts maintained with the Fund; (b) answering inquiries from Beneficial Owners regarding account status and history, the manner in which purchases and redemptions of shares may be effected, and other matters pertaining to the Funds; (c) assisting Beneficial Owners in designating and changing dividend options, account designations and addresses; (d) aggregating and processing purchase and redemption requests from Beneficial Owners and placing net purchase and redemption orders for Shares with the Fund’s transfer agent or Distributor; (e) verifying and guaranteeing signatures of Beneficial Owners in connection with orders to purchase, exchange, or redeem Fund shares; (f) providing periodic statements showing Beneficial Owners’ account balances and, to the extent practicable, integrating such information with other transactions otherwise effected by or through the Financial Intermediary; (g) furnishing (either separately or on an integrated basis with other reports sent to a Beneficial Owner by a Financial Intermediary) monthly and annual statements and confirmations of all purchases and redemptions of Fund shares; (h) transmitting, on behalf of the Fund, proxy statements, shareholder reports, prospectuses, and other communications from the Fund or the Distributor to Beneficial Owners; (i) receiving, tabulating, and transmitting to the Fund or the Distributor proxies executed by Beneficial Owners with respect to shareholder meetings; (j) arranging for wiring of funds and transmitting and receiving funds in connection with orders to purchase or redeem Fund shares; (k) processing dividend payments from the Fund on behalf of Beneficial Owners; (l) providing such other similar services as the Fund or the Distributor may request; and (m) providing necessary personnel and facilities to conduct the activities described above.

3.           Authorization of the Distributor:  The Board has determined that it is consistent with the best interests of the Funds and appropriate in furtherance of the purposes of this Plan that the Distributor, by operation of this Plan, be authorized as follows:

(a)             New Agreements.  With respect to new agreements entered into after the date of this Plan: (i) to identify Financial Intermediaries; (ii) to appoint Financial Intermediaries to act as agents for the Fund for the limited purpose or providing the services set forth in paragraph 2; (iii) to engage Financial Intermediaries to perform such services by entering into appropriate agreements; (iv) to terminate Financial Intermediaries, pursuant to the terms of the relevant agreements; and (v) to pay Financial Intermediaries out of the Distributor’s fees the amount due them under the relevant agreements, subject to compliance by a Financial Intermediary with the terms of the relevant agreements.  The Distributor may cause any such relevant agreement to be entered into by a Financial Intermediary with the Distributor, the Fund, and/or its other service providers, including the administrator, transfer agent, and/or dividend disbursing agent of the Fund.  Forms of agreement entered into in connection with this Plan will be presented to the Board from time to time, but the Board has determined that the Distributor may cause agreements to be entered into with the Financial Intermediaries that differ from those forms in such form or substance as the Distributor deems necessary or appropriate; provided, however, that the Distributor shall not have authority to exceed the Maximum Fee for agreements entered into in connection with this Plan nor to eliminate terms creating third party beneficiary or similar rights in favor of the Funds.  Nothing in this paragraph shall preclude the Distributor or its affiliates from agreeing to pay Additional Fees.

(b)             Existing Agreements.  With respect to existing agreements between a Financial Intermediary and the Distributor, the Fund and/or its other service providers, including the administrator, transfer agent, and/or dividend disbursing agent of the Fund: (i) to amend or restate such agreements, or any terms thereof, as the Distributor deems necessary or appropriate; (ii) to terminate such agreements or cause them to be superseded by new agreements in accordance with paragraph 3(a) above; and (iii) to pay each Financial Intermediary out of the Fee paid pursuant to this Plan to the Distributor the amounts due it under the relevant agreements between the Financial Intermediary and the Fund; provided, however, that the Distributor shall not have authority to exceed the Maximum Fee for agreements entered into in connection with this Plan.

4.           Fee Calculation.  For the purpose of determining the fees payable under this Plan, the value of the net assets of each Fund shall be computed in the manner specified in the Fund’s registration statement on Form N-1A for the computation of the value of the Fund’s net assets.

5.           Reporting.  The Distributor shall provide the Board, at least quarterly, with a written report that includes the names of the firms that serve as Financial Intermediaries pursuant to agreements entered into in connection with this Plan and all amounts actually expended during the reporting period pursuant to this Plan, expressed both as dollar amounts and percentages.  The report shall state the purpose for which the amounts were expended; provided, however, it shall be assumed that the purposes are to compensate Financial Intermediaries for some or all of the services described above in paragraph 2.  It is currently contemplated that the Distributor will not retain as compensation any amounts under this Plan, and EULAV Asset Management, as adviser to each Fund, shall separately in reports presented to the Board any such retained amounts.

6.           Board Approval.  This Plan was unanimously adopted on June 21, 2012 at a meeting of the Board of each Fund, including all the Board members who are not “interested persons” (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan.

7.           Term. This Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 6 hereof.  This Plan is terminable without penalty at any time by vote of a majority of the Board members who are not “interested persons” (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan.

8.           Amendments.  This Plan may be amended at any time by the Board, provided that any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 6 hereof.

9.           Limitation of Liability.  The obligations hereunder and under this Plan and any agreement shall only be binding upon the assets and property of the relevant Fund, and shall not be binding upon any director, officer, or shareholder of the Fund individually.  No Fund shall have liability under this Plan or any agreement for the obligations of any other Fund.